UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant                              [X]
Filed by party other than the Registrant             [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              ---------------------

                              MODERN CONTROLS, INC.
                (Name of Registrant as Specified In Its Charter)




    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

                              ---------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1   Title of each class of securities to which transaction applies:

        --------------------------------------
    2   Aggregate number of securities to which transaction applies:

        --------------------------------------
    3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        --------------------------------------
    4   Proposed maximum aggregate value of transaction:

        --------------------------------------
    5   Total fee paid:

        --------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1   Amount Previously Paid:

        --------------------------------------
    2   Form, Schedule or Registration Statement No.:

        --------------------------------------
    3   Filing Party:

        --------------------------------------
    4   Date Filed:

        --------------------------------------

                               1999 ANNUAL MEETING

                              MODERN CONTROLS, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428




TO THE SHAREHOLDERS OF MODERN CONTROLS, INC.:

        You are cordially invited to attend our Annual Meeting of Shareholders to be held on May 25, 1999, at 4:00 p.m., local time, at the Radisson Hotel Metrodome, 615 Washington Avenue Southeast, Minneapolis, Minnesota.

        The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

        Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.



                                Very truly yours,



                                William N. Mayer
                                CHAIRMAN OF THE BOARD AND
                                CHIEF EXECUTIVE OFFICER


April 7, 1999





                          PLEASE SIGN, DATE AND RETURN
                           THE ENCLOSED PROXY PROMPTLY
                         TO SAVE THE COMPANY THE EXPENSE
                           OF ADDITIONAL SOLICITATION.

                              MODERN CONTROLS, INC.
                             7500 BOONE AVENUE NORTH
                          MINNEAPOLIS, MINNESOTA 55428

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 1999

                              --------------------



TO THE SHAREHOLDERS OF MODERN CONTROLS, INC.:

        Notice is hereby given that the Annual Meeting of Shareholders of Modern Controls, Inc. will be held on May 25, 1999, at 4:00 p.m., local time, at the Radisson Hotel Metrodome, 615 Washington Avenue Southeast, Minneapolis, Minnesota for the following purposes:

        1. To elect seven directors to serve for the ensuing year or until their successors are elected and qualified;

        2. To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to change the Company's name to MOCON, Inc.

        3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The close of business on March 26, 1999 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

                                    By Order of the Board of Directors



                                    Ronald A. Meyer
                                    SECRETARY

Dated:  April 7, 1999

--------------------------------------------------------------------------------
         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                              MODERN CONTROLS, INC.
                             7500 Boone Avenue North
                          Minneapolis, Minnesota 55428

                               -------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 1999

                               -------------------



                                  INTRODUCTION

        The Annual Meeting of Shareholders (the "Annual Meeting") of Modern Controls, Inc. (the "Company") will be held on May 25, 1999, at 4:00 p.m., local time, at the Radisson Hotel Metrodome, 615 Washington Avenue Southeast, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

        A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock, $0.10 par value (the "Common Stock") will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

        Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

        THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

         The Company expects that this proxy material will first be mailed to shareholders on or about April 7, 1999.

                                VOTING OF SHARES

        Only holders of Common Stock of record at the close of business on March 26, 1999 will be entitled to vote at the Annual Meeting. On March 26, 1999, the Company had 6,288,170 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.

        The presence at the Annual Meeting, in person or by proxy, of the holders of thirty-three and one-third percent (33-1/3%) of the outstanding shares of Common Stock entitled to vote at the meeting (2,096,057 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

        The election of a nominee for director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

        The Third Restated Bylaws of the Company provide that the number of directors shall be the number elected by the shareholders at the last annual meeting of shareholders or the number set by resolution of the Board. Seven directors were elected at the 1998 Annual Meeting, and as a result there will be seven directors of the Company for the ensuing year. The Board has nominated the seven individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

        The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

        The following information has been furnished to the Company, as of February 20, 1999, by the persons who have been nominated by the Board to serve as directors for the ensuing year.

                                                                        DIRECTOR
NAME OF NOMINEE      AGE                PRINCIPAL OCCUPATION             SINCE
---------------      ---   -------------------------------------------  --------

William N. Mayer     68    Chairman of the Board and Chief Executive     1971
                           Officer of the Company

Dean B. Chenoweth    77    Executive Vice President of Advantek, Inc.    1980

J. Leonard Frame     74    President and Chief Executive Officer of      1983
                           Phoenix Solutions Co.

Paul L. Sjoquist     65    Retired Director and Secretary, Palmatier,    1988
                           Sjoquist, Voigt & Christensen, P.A. and
                           Independent Consultant

Richard A. Proulx    65    Certified Public Accountant and Independent   1991
                           Consultant

Robert L. Demorest   53    President of the Company                      1995

Thomas C. Thomas     39    Partner, Oppenheimer, Wolff & Donnelly LLP    1997

OTHER INFORMATION ABOUT NOMINEES

        Except as indicated below, there has been no change in principal occupations or employment during the last five years for the directors or nominees for election as directors.

        Mr. Sjoquist has been an independent consultant since 1997, when he retired from the law firm of Palmatier, Sjoquist, Voigt & Christensen, P.A. where he had been a patent attorney for more than five years. Mr. Sjoquist and Palmatier, Sjoquist, Voigt & Christensen, P.A. have provided and are expected to continue to provide certain legal services to the Company.

        Mr. Robert L. Demorest has been the President of the Company since January 1995. Prior to that time, Mr. Demorest had been Executive Vice President and Secretary of the Company.

        Mr. Thomas has been an attorney in the law firm of Oppenheimer, Wolff & Donnelly LLP for more than five years. Oppenheimer, Wolff & Donnelly LLP has provided and is expected to continue to provide certain legal services to the Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

        The business and affairs of the Company are managed by the Board, which met four times during 1998. Committees established by the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

        The members of the Audit Committee during 1998 were Messrs. Proulx and Chenoweth. The function of the Audit Committee is to review Company financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met two times during 1998.

        The members of the Compensation Committee during 1998 were Messrs. Frame and Sjoquist. The function of the Compensation Committee is to set the compensation for those officers who are also directors, and set the terms of, and grants of awards under, the Company's Incentive Compensation Plan (the "Bonus Plan"), the Employee Stock Option Plan (the "Non-Statutory Plan") and the 1998 Stock Option Plan (the "1998 Plan"), and to act on other matters relating to compensation as it deems appropriate. The Compensation Committee met five times during 1998.

        The members of the Nominating Committee appointed in connection with the Annual Meeting were Messrs. Chenoweth and Thomas. The function of the Nominating Committee is to select nominees for the Board of Directors. The Nominating Committee will consider director nominations by shareholders. Shareholders who wish to make recommendations may submit names in writing to the Company by the deadline for shareholder proposals, together with biographical information, the address and the telephone number of the proposed nominee. The Nominating Committee met once during 1998.

        All of the Directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served.

DIRECTOR COMPENSATION

        DIRECTORS' FEES. Non-employee directors each received a retainer fee of $550 per month through October 1998 without regard to the number of Board or committee meetings held or attended by such director. Effective November 1, 1998, such directors received a retainer fee of $600 per month without regard to the number of Board or committee meetings held or attended by such director.

        DIRECTOR RETIREMENT PLAN. On March 23, 1988, the Board adopted a retirement plan for non-employee directors of the Company (the "Retirement Plan"). Pursuant to the Retirement Plan, all non-employee directors who have served on the Board of Directors of the Company for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director's retirement occurs, provided that such payment will not be made to a director who, following retirement, continues to serve the Company in a consulting capacity. The amount to be received will be payable in four installments at the end of each of the four fiscal quarters following retirement. As of December 31, 1998, all of the Company's current non-employee directors, with the exception of Mr. Thomas, were eligible to receive payments pursuant to the Retirement Plan upon their retirement from the Board.

        1990 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. On November 13, 1990, the Board adopted the 1990 Non-Employee Director Stock Option Plan (the "1990 Director Plan"). Pursuant to the 1990 Director Plan, an initial grant of an option to purchase 1,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant was made to all non-employee directors who were directors on November 13, 1990, the date the 1990 Director Plan was adopted. The 1990 Director Plan provides that each non-employee director who is a director of the Company on November 1 of each second year thereafter will automatically receive an additional option to purchase 1,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value of a share of Common Stock as of the date of grant. Each option granted under the 1990 Director Plan is exercisable commencing on the first anniversary of the date of grant, and remains exercisable until the fifth anniversary of the date of grant. To exercise an option, the director must have continuously served as a director of the Company for the entire year preceding the date on which the option first becomes exercisable. Once the option becomes exercisable, it will remain exercisable for the remainder of its term, whether or not such director remains a director of the Company. During the last fiscal year, Messrs. Chenoweth, Frame, Proulx, Sjoquist and Thomas each were granted an option to purchase 1,000 shares of Common Stock under the 1990 Director Plan.

         PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of February 20, 1999 unless otherwise noted (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each executive officer named in the Summary Compensation Table and (c) by all executive officers and directors of the Company as a group.

                                                   SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED (1)(2)
                                            -----------------------------------

NAME                                           AMOUNT       PERCENT OF CLASS(3)
----                                           ------       -------------------

Fenimore Asset Management, Inc............  1,100,656(4)            17.7%
118 North Grand Street
P.O. Box 310
Cobleskill, New York 12043

Royce & Associates, Inc...................    324,875(5)             5.2%
1414 Avenue of the Americas
New York, New York 10019

William N. Mayer..........................    342,095(6)             5.5%

Robert L. Demorest........................    111,683(7)             1.8%

Dean B. Chenoweth.........................     45,250(8)               *

J. Leonard Frame..........................      9,316(9)               *

Paul L. Sjoquist .........................     11,802(8)               *

Richard A. Proulx ........................     14,125(8)               *

Thomas C. Thomas..........................          0                  *

Ronald A. Meyer ..........................    115,129(10)            1.8%

Daniel W. Mayer...........................     89,117(11)            1.4%

All current directors and
executive officers
as a group (9 persons)....................    738,517(12)           11.6%

----------------------------
*Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(3)     Based on 6,288,170 shares of Common Stock outstanding as of February 20,
        1999.

(4) Fenimore Asset Management, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 1998, it was the beneficial owner of all such shares, possessing shared voting and investment power with respect to all such shares.

(5) Royce & Associates, Inc. has reported in a Schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 1998, it was the beneficial owner of all such shares, possessing sole voting and investment power with respect to all such shares.

(6) Includes 47,500 shares that Mr. W.N. Mayer has the right to acquire within 60 days upon the exercise of stock options. Also includes 294,595 shares owned beneficially by Mr. W.N. Mayer and his wife jointly as to which he shares voting and investment power.

(7) Includes 27,500 shares that Mr. R.L. Demorest has the right to acquire within 60 days upon the exercise of stock options. Also includes 61,112 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power. Also includes 3,000 shares held in trust for minor children.

(8) Includes 3,000 shares that such directors have the right to acquire within 60 days upon the exercise of stock options.

(9) Includes 3,000 shares that Mr. Frame has the right to acquire within 60 days upon the exercise of stock options. Also includes 4,816 shares owned beneficially by Mr. Frame and his wife jointly as to which he shares voting and investment power and 1,500 shares owned by his wife, as to which he disclaims any beneficial interest.

(10) Includes 18,125 shares that Mr. Meyer has the right to acquire within 60 days upon the exercise of stock options. Also includes 97,004 shares owned beneficially by certain trusts as to which he shares voting and investment power.

(11) Includes 23,750 shares that Mr. D.W. Mayer has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes an aggregate of 128,875 shares that certain directors and executive officers have the right to acquire within 60 days upon the exercise of stock options. Includes an aggregate of 459,027 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the last fiscal year (the "Named Executive Officers"). Other than Messrs. W.N. Mayer, R.L. Demorest, R.A. Meyer and D.W. Mayer, no other executive officer of the Company had salary and bonus which exceeded $100,000 in the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                          ANNUAL COMPENSATION        SECURITIES
                                       --------------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)     BONUS($)(1)    OPTIONS (#)   COMPENSATION ($)(2)
---------------------------     ----   ----------     -----------    -----------   -------------------
William N. Mayer                1998    $223,630        $50,626        10,000           $1,900
 Chairman of the Board and      1997     209,000        117,986(3)          0            1,900
 Chief Executive Officer        1996     209,000        126,748             0            1,800

Robert L. Demorest              1998    $149,800        $23,738         8,500           $1,900
 President                      1997     140,000         50,593         7,000            1,900
                                1996     131,000         55,612         9,000            1,800

Ronald A. Meyer                 1998    $131,694        $20,885         7,500           $1,900
 Vice President--Finance        1997     123,432         44,605         5,000            1,900
 and Administration,            1996     117,783         50,001         7,500            1,800
 Treasurer and Secretary

Daniel W. Mayer                 1998    $126,312        $20,031         7,500           $1,900
 Executive Vice President       1997     120,059         43,386         5,000            1,182
                                1996     114,569         48,636         7,500            1,145

------------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year. Except as otherwise provided herein, all bonuses were payable pursuant to the Company's Bonus Plan. The Bonus Plan is based upon the achievement by the Company of certain established profit goals and is described below under the heading "Compensation Committee Report on Executive Compensation."

(2) "All Other Compensation" includes Company contributions to its Salary Reduction Plan. Under the Salary Reduction Plan, participants may voluntarily request that the Company reduce his or her pre-tax compensation by up to 12% (subject to certain special limitations) and contribute such amounts ("Basic Contributions") to a trust. Each year, the Company contributes an amount equal to 20% of the first 6% of each participant's Basic Contributions for that year.

(3) Of such bonus, $10,000 was paid outside of the Company's Bonus Plan for Mr. W.N. Mayer's work in research and development toward the creation of the TRANSORPTION(R) process.

OPTION GRANTS AND EXERCISES

        The following tables summarize option grants and exercises during 1998 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at December 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                         -------------------------------------------------------------------     VALUE AT ASSUMED
                                                  PERCENT OF TOTAL                             ANNUAL RATES OF STOCK
                                NUMBER OF             OPTIONS                                   PRICE APPRECIATION
                               SECURITIES            GRANTED TO      EXERCISE OR                 FOR OPTION TERM(2)
                               UNDERLYING            EMPLOYEES       BASE PRICE   EXPIRATION   ---------------------
NAME                     OPTIONS GRANTED (#)(1)    IN FISCAL YEAR     ($/SH)         DATE           5%          10%
----                     ----------------------    --------------     -------      --------      -------     ------
William N. Mayer               10,000 (3)                7%          $5.15625       9/30/08      $32,484     $81,984

Robert L. Demorest              8,500 (3)                6%          $5.15625       9/30/08      $27,612     $69,687

Ronald A. Meyer                 7,500 (3)                5%          $5.15625       9/30/08      $24,363     $61,488

Daniel W. Mayer                 7,500 (3)                5%          $5.15625       9/30/08      $24,363     $61,488

-------------------------

(1) All the options granted to executives were granted under the 1998 Plan. Options become exercisable under the plan so long as executives remain in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options granted under the 1998 Plan become immediately exercisable in full upon certain changes in control of the Company, provided that, upon such a change in control, the Compensation Committee may determine that holders of options granted under the 1998 Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control of the Company over the exercise price of such options. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table might not necessarily be achieved.

(3) These options were granted on October 1, 1998 (the "Date of Grant") and were fully vested on the Date of Grant.

                         AGGREGATED OPTION EXERCISES IN
                    LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                            SHARES                                 YEAR-END (#)           AT FISCAL YEAR-END ($)(3)
                         ACQUIRED ON          VALUE          -------------------------    -------------------------
         NAME           EXERCISE (#)(1)   REALIZED ($)(2)    EXERCISABLE UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
         ----           ---------------   ---------------    ----------- -------------    ----------- -------------
William N. Mayer......         --                --             47,500           0         $40,625         $0

Robert L Demorest.....       7,500             $4,063           25,625         6,375       $12,547       $2,500

Ronald A. Meyer.......      13,125            $74,258           16,250         5,625        $4,453       $2,500

Daniel W. Mayer.......       7,500             $4,063           21,875         5,625       $11,953       $2,500

--------------------------

(1) The exercise price of options granted under the Company's Non-Statutory Plan, 1992 Stock Option Plan ("the 1992 Plan") or the 1998 Plan may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted under the Non-Statutory Plan, the 1992 Plan or the 1998 Plan may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Under the 1992 Plan and the 1998 Plan, the Compensation Committee also has the discretion to grant a supplemental cash bonus to an optionee in connection with the grant or exercise of an option or both the grant and exercise of an option. See "Executive Compensation and Other Benefits -- Change in Control Arrangements."

(2) The "Value Realized" is calculated as the excess of the market value of the Common Stock on the date of exercise or December 31, 1998, as the case may be, over the exercise price. The market price of the Common Stock as of December 31, 1998 was calculated as the average of the high and low sales prices as quoted on the Nasdaq National Market System. The exercise price of outstanding options range from $4.417 to $11.625 per share.

(3) Value calculated as the excess of the market value of the Common Stock at December 31, 1998 ($5.75), calculated as the average of the high and low sales prices as quoted on the Nasdaq National Market System, over the exercise price per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Composed entirely of outside directors, the Compensation Committee of the Board of Directors meets two to five times per year and is responsible for establishing the compensation for executive officers who are also directors of the Company (Messrs. W.N. Mayer and R.L. Demorest) and for administering the Company's compensation and stock option plans in which these individuals and other key employees participate. Mr. W.N. Mayer, the Company's Chief Executive Officer, establishes the compensation of all other executive officers who are not also directors of the Company. The members of the Compensation Committee of the Company during 1998 were J. Leonard Frame and Paul L. Sjoquist.

A more complete description of the functions of the Compensation Committee is set forth under the caption "Election of Directors -- Information About the Board and its Committees."

        COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to link executive compensation directly to earnings performance and therefore to increases in shareholder value. The objectives of the Company's executive compensation program are to:

        * Reward the achievement of desired Company earnings and individual performance goals.

        * Provide compensation that is competitive with other companies of comparable size and performance that enables the Company to attract and retain key executives.

        * Link compensation to the performance of the Company's Common Stock thereby aligning the interests of executives with those of the Company's shareholders.

        The Company's executive compensation program provides a level of compensation that is competitive for companies of comparable profitability, complexity and size. In determining compensation levels, competitive compensation data, including compensation data for some of the companies included in the Peer Group Index used in the Stock Performance Graph as well as other companies, is collected by management, analyzed and presented to the Compensation Committee for review. The Compensation Committee ultimately determines the proper level of compensation which may be greater or less than competitive levels in this survey data based upon factors such as annual and long-term Company performance and individual performance. The compensation of executives other than Messrs. W.N. Mayer and R.L. Demorest is established by Mr. W.N. Mayer using a similar philosophy.

        EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance. The particular elements of the compensation program are discussed more fully below.

        BASE SALARY. Base salary levels of executives are determined by taking into account an executive's level of responsibility, prior experience, competitive market data, the skills and experiences required by the position and the individual performance. Mr. W.N. Mayer's base salary remained at $223,630 on January 1, 1999. Mr. Robert Demorest's salary was increased from $149,800 to $155,790 on January 1, 1999.

        ANNUAL INCENTIVE COMPENSATION. Annual cash bonuses are paid under the Company's Bonus Plan to the executives and are designed to provide a direct financial incentive to executives to achieve the Company's annual profit goals measured by net income before income taxes and incentives. The annual incentive targets range from 35% to 50% of base salary if the Company's profit goals are achieved (the "Incentive Target"). To the extent the Company's profits are less than or greater than established goals, the annual incentive is proportionally reduced or increased but may not exceed 150% of the Incentive Target. The Bonus Plan's 1998 profit goals were set in 1996. Mr. W.N. Mayer's and Mr. R.L.

Demorest's bonuses for 1998 were $50,626 and $23,738, respectively. The Company believes that Mr. W.N. Mayer and Mr. R.L. Demorest and the other executives performed well under the circumstances.

        LONG-TERM INCENTIVE COMPENSATION. Stock options are used to enable key executives to participate in a meaningful way in the success of the Company and to link their interests directly with those of the shareholders. The number of stock options granted to executives is based upon a number of factors, including base salary level, the number of options previously granted and individual and Company performance during the year. Based upon these factors, Mr. W.N. Mayer and Mr. R.L. Demorest were granted options to purchase a total of 10,000 and 8,500 shares, respectively, during 1998.

        SECTION 162(m). The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code") limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the three other most highly compensated executives of publicly held companies. The Company does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

        CHIEF EXECUTIVE OFFICER            COMPENSATION COMMITTEE
        William N. Mayer                   J. Leonard Frame
                                           Paul L. Sjoquist

STOCK PERFORMANCE GRAPH

        The following line-graphs provide both a five-year and a ten-year comparison of the cumulative returns for the Company, the S&P 500 Index and an index of peer companies selected by the Company. The Peer Group Index consists of companies that operate in similar industries and with similar market capitalizations. The total cumulative return (change in the year-end stock price plus reinvested dividends) for each of the periods is based on the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index on December 31, 1993 (for the five-year comparison) and on December 31, 1988 (for the ten-year comparison). Total cumulative return for each company in the Peer Group Index is weighted according to market capitalization at the beginning of each year. Core Industries, Inc., Gelman Sciences, Inc., Andros, Inc. and Triconek Corp. were purchased by other entities in 1997, 1997, 1996 and 1995, respectively, and are no longer included in the Company's Peer Group Index.


                              FIVE-YEAR COMPARISON

                            Company           S&P 500          Peer Group*
         Year             Plot Points       Plot Points        Plot Points
        ------           -------------     -------------      -------------
         1993                100.00            100.00             100.00
         1994                 71.65            101.32             112.90
         1995                125.11            139.39             178.85
         1996                123.54            171.40             157.31
         1997                198.08            228.59             237.96
         1998                106.50            293.92             124.52

                               TEN-YEAR COMPARISON

                            Company           S&P 500          Peer Group*
         Year             Plot Points       Plot Points        Plot Points
        ------           -------------     -------------      -------------
         1988                100.00            100.00             100.00
         1989                109.01            131.69             117.44
         1990                154.49            127.60              87.76
         1991                316.42            166.47             105.12
         1992                232.47            179.15             110.31
         1993                170.68            197.21             131.75
         1994                122.30            199.82             148.74
         1995                213.54            274.90             235.64
         1996                210.86            338.02             207.25
         1997                338.06            450.80             313.51
         1998                181.77            579.63             164.06

* BEI Medical Systems Co., CEM Corp., Daniel Industries, Hurco Companies, Inc., Input/Output Inc., Instron Corp., K-Tron International, Inc., Medar, Inc., Media Logic Inc., Moore Products Co., MTS Systems Corp., Newport Corp., TSI Inc.-MN, Unit Instruments, Inc.

CHANGE IN CONTROL ARRANGEMENTS

        For stock options granted under the Company's 1992 Stock Option Plan and 1998 Stock Option Plan, if a "change in control" of the Company occurs (as defined in each of the plans), all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms regardless of whether the plan participants remain employees of the Company or a subsidiary. In addition, in the event of a change in control, the Compensation Committee may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of a change in control over the exercise price per share of the options.

CONFIDENTIALITY AGREEMENT

        The Company currently has a written agreement with William N. Mayer prohibiting disclosure of confidential information to anyone outside of the Company both during and subsequent to employment, prohibiting Mr. Mayer from engaging in any competitive business activity for a period of two years after termination of employment with the Company and requiring disclosure to the Company of ideas, discoveries or inventions relating to or resulting from his work for the Company and assignment to the Company of all proprietary rights to such matters. In the event that Mr. Mayer is unable to obtain employment consistent with his abilities and education as a result of this agreement, the Company will be required to make payments to Mr. Mayer equal to his monthly base salary at termination (exclusive of extra compensation, bonus or employee benefits) for each month of such unemployment, up to a maximum of 24 months.

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION
                TO CHANGE THE NAME OF THE COMPANY TO MOCON, INC.
                                 PROPOSAL NO. 2

INTRODUCTION

        The Company will present for shareholder approval a change in the Company's name from Modern Controls, Inc. to MOCON, Inc. Over the last several years, the Company's products have increasingly become associated with the name MOCON. MOCON is the Company's registered house trademark and it has been used as a tradename for several years. The Company is referred to by a number of its customers as MOCON and it has filed a certificate of assumed name with the Minnesota Secretary of State to conduct business using the name MOCON, Inc. The Company believes that changing the Company's name to MOCON, Inc. will complete the process and more clearly identify the Company's corporate name with its products. If approved by the shareholders at the Annual Meeting of Shareholders, the change will become effective upon the filing of amendment to the Company's Restated Articles of Incorporation with the Secretary of State of the State of Minnesota immediately after the Annual Meeting of Shareholders.

BOARD OF DIRECTORS' RECOMMENDATION

        The Board of Directors recommends a vote FOR approval of this amendment. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the approval of this amendment.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended December 31, 1998, and based on representations by such persons, all of the Company's executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filings requirements.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

        Proposals of shareholders intended to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before December 8, 1999.

        A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by February 21, 2000. If a shareholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.

                                  OTHER MATTERS

        The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.


                                  MISCELLANEOUS

        THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF MARCH 26, 1999, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: 7500 BOONE AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN.: SHAREHOLDER INFORMATION.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Ronald A. Meyer
                                         SECRETARY

Minneapolis, Minnesota
April 7, 1999

                              MODERN CONTROLS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints William N. Mayer and Ronald A. Meyer, and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Modern Controls, Inc. held of record by the undersigned on March 26, 1999, at the Annual Meeting of Shareholders to be held on May 25, 1999, or any adjournment, thereof.

1.    ELECTION OF DIRECTORS.

      [ ] FOR all nominees listed below    [ ] AGAINST all nominees listed below
          (except as marked to the
          contrary below)

      William N. Mayer          Dean B. Chenoweth        J. Leonard Frame
      Paul L. Sjoquist          Richard A. Proulx        Robert L. Demorest
      Thomas C. Thomas

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.)

2. TO CONSIDER AND ACT UPON A PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO MOCON, INC.

                [ ] FOR            [ ] AGAINST            [ ] ABSTAIN


3. TO CONSIDER AND ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                      Dated:____________________, 1999


                                      __________________________________________
                                      Signature


                                      __________________________________________
                                      Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.